SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                    FORM N-8A

           NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(A)
                      OF THE INVESTMENT COMPANY ACT OF 1940

         The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

NAME:    Grosvenor Registered Multi-Strategy Fund NewSub, LLC

ADDRESS OF PRINCIPAL BUSINESS OFFICE (NO. & STREET, CITY, STATE ZIP CODE):

One Financial Center
Boston, MA 02111

TELEPHONE NUMBER (INCLUDING AREA CODE):  (617) 772-3672

NAME AND ADDRESS OF AGENTS FOR SERVICE OF PROCESS:

c/o Michelle R. Rhee, Esq.
Banc of America Investment Advisors, Inc.
One Financial Center
Boston, MA 02111


COPIES TO:
Kenneth S. Gerstein, Esq.
Schulte Roth & Zabel LLP
919 Third Avenue
New York, NY 10022

CHECK APPROPRIATE BOX:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of form N-8A:

Yes  __  No  X
             -

ITEM 1.           Grosvenor Registered Multi-Strategy Fund NewSub, LLC

ITEM 2.           State of organization:             Delaware

                  Date of organization:              October 27, 2009

ITEM 3.           Form of organization:              Limited Liability Company

ITEM 4.           Classification of registrant:      Management company

ITEM 5.           (a)      Closed-end

                  (b)      Diversified

ITEM 6.           Name and address of Adviser:  Not Applicable

ITEM 7. Steven L. Suss, sole member of the Board of Managers, 225 High Ridge Road, Stamford, CT 06905; No officers.

ITEM 8.           Not applicable

ITEM 9.           (a)      No

                  (b)      Not applicable

                  (c)      No

                  (d)      Yes

                  (e) One; Grosvenor Registered Multi-Strategy Fund (TI 1), LLC has a 100% interest

ITEM 10.          $0.00

ITEM 11.          No

ITEM 12.          Not applicable

         Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the city of Stamford and state of Connecticut on the 22nd day of December, 2009.

                           GROSVENOR REGISTERED MULTI-STRATEGY FUND NEWSUB, LLC (Name of Registrant)



                           By:      /s/ Steven L. Suss
                                    -----------------------------------
                                    Name:  Steven L. Suss
                                    Title: Authorized Person